Argentex Mining Closes Second Tranche of Private Placement

Vancouver, B.C., January 15, 2009 -- Argentex Mining Corporation (TSX-V: ATX, OTCBB: AGXM) is pleased to announce that on January 15, 2009, it closed the second tranche of a private placement originally described in a private placement price reservation form filed with the TSX Venture Exchange on December 16, 2008, as amended by an additional filing made on December 22, 2008. In the first tranche, which closed January 14, 2009, Argentex sold three convertible debentures to three arms-length investors for aggregate gross proceeds of U.S. $150,000.

In the second tranche, Argentex sold units to each of its five directors at a price of U.S. $0.10 per unit for aggregate proceeds of U.S. $112,500. Each unit consists of one common share and one non-transferable common share purchase warrant. Each of the share purchase warrants forming part of a unit entitles the holder to purchase one additional common share of the company at an exercise price of U.S. $0.15 until they expire on January 15, 2011.

The share purchase warrants are not transferable. The common shares forming part of the Units are subject to the resale restrictions imposed by both the Canadian and the U.S. securities laws and are subject to a minimum hold period of six (6) months from the day of closing and therefore cannot be sold until on or after July 15, 2008. Any common shares issued upon exercise of any of the non-transferable share purchase warrants that may be issued upon conversion of the convertible debentures will be subject to an additional hold period of six months beginning on the date of exercise.

There were no finders and Argentex did not pay any finders’ fees, commissions or similar compensation in connection with the private placement. Although a Related Party Transaction by virtue of the participation of its directors, this transaction was exempt from the minority approval and valuation requirements of the TSX Venture Exchange’s Policy 5.9, and Part 5 of Multilateral Instrument 61-101, because the fair market value of the securities being sold, and the fair market value of the consideration paid therefore, did not exceed 25% of Argentex’s market capitalization. The price per unit was determined (and reserved) on December 16, 2008, when the market price for one share of Argentex common stock on the TSX Venture Exchange was CDN $0.10.

FURTHER INFORMATION:
Ken Hicks, President
Argentex Mining Corporation
1-866-594-7687
info@argentexmining.com

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.